UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACTS OF 1934

Date of Report (Date of earliest event reported): October 17, 2008

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 17, 2008, Heidrick & Struggles International, Inc. (the “Company”) and Charles G. Davis, Regional Managing Partner, Asia Pacific, entered into an amendment (the “Amendment”) of his Letter of Assignment, dated December 6, 2007, pursuant to which Mr. Davis temporarily relocated to Hong Kong from Australia. The Amendment extends the term of Mr. Davis’ relocation from six months to twenty-four months.

In addition to relocating Mr. Davis to Hong Kong, the Letter of Assignment provides that:

Mr. Davis’s compensation will remain as per his current contract.

Mr. Davis will receive a relocation allowance of up to $US2,000 against the presentation of invoices for the transport of personal possessions.

The Company will lease, on Mr. Davis’ behalf, an apartment for the duration of his relocation, the maximum lease cost per month not to exceed US$6,000.

The Company will reimburse Mr. Davis for related costs in obtaining a Hong Kong work visa.

The Company will reimburse Mr. Davis for (i) related costs in preparing and filing Australian and Hong Kong income tax returns, and (ii) any additional income taxes or social taxes related to relocation expenses.

All the terms and conditions of Mr. Davis’ original employment letter dated March 25, 1998 not superseded by the Letter of Assignment will remain effective and in force except that his salary upon termination of the assignment and his return to Australia shall remain as per his current contract.

Mr. Davis will comply with all applicable local tax and social charge laws and regulations.

The foregoing descriptions of the Letter of Assignment and the Amendment do not purport to be complete, and are qualified in their entirety by reference to the full text of the Letter of Assignment and the Amendment, copies of which are attached as Exhibit 10.1, and incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

c) Exhibits:

Exhibit Number	Description
10.1	Letter Agreement dated October 17, 2008 between Charles G. Davis and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2008

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:	/s/ K. Steven Blake
Name:	K. Steven Blake
Title:	Executive Vice President,
General Counsel and Secretary